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EXHIBIT(4)(B)


                                  "Article IV

                 The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of Common Stock, par value $1.00 per share consisting of Twenty-Five Million (25,000,000) shares of Class A Common Stock, par value $1.00 per share (the "Class A Common Stock"), and Twenty-Five Million (25,000,000) shares of Class B Common Stock, par value $1.00 per share (the "Class B Common Stock").

                 At the time (the "Effective Time") that the Certificate of Amendment of the Restated Articles of Incorporation amending this
         Article IV to create the Class A Common Stock and the Class B Common Stock becomes effective pursuant to the Business Corporation Act of the State of Michigan, as amended (the "MBCA"), and without any further action on the part of the Corporation or its shareholders, each share of the Corporation's Common Stock, $1.00 par value (the "Existing Stock"), then issued and outstanding shall automatically be reclassified and converted into one fully paid and nonassessable share of Class B Common Stock. Stock certificates previously representing shares of Existing Stock so reclassified and converted shall thereafter represent the same number of shares of Class B Common Stock.

                 Except as otherwise required by law or as expressly provided in the Restated Articles of Incorporation, as amended, the relative voting, distribution, dividend, liquidation and other rights, preferences and limitations of the Class A Common Stock and the Class B Common Stock shall be in all respects identical (the Class A Common Stock and the Class B Common Stock are hereinafter collectively referred to as the "Common Stock").

A.       Voting Rights

                 Except as hereafter provided in this Subsection A of this
         Article IV or as otherwise may be required by law, (i) the Class B Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes; (ii) each holder of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock held; and (iii) the Class A Common Stock shall have no voting rights; provided, however, that the Class A Common Stock shall have the right to vote as a separate class upon any proposal to amend, alter or repeal Subsection G of this Article IV or this proviso which would affect the Class A Common Stock adversely. Where the Class A Common Stock is entitled to vote upon a proposal, each holder of Class A Common Stock shall be
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         entitled to one vote for each share of Class A Common Stock held.

B.       Dividends

                 Subject to all of the rights of any class of stock authorized after the Effective Time ranking senior to the Common Stock as to dividends, dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of funds and other assets legally available for the payment of dividends. Dividends may be declared and paid to the holders of the Class A Common Stock and the Class B Common Stock in cash, property, or stock, or other securities of the Corporation. If dividends on the Class A Common Stock and the Class B Common Stock are declared payable from time to time by the Board of Directors, whether payable in cash, in property or in shares of stock or other securities of the Corporation, the holders of the Class A Common Stock and the holders of the Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends, except that: (i) dividends or other distributions payable on the Common Stock in shares of Common Stock shall be made to all holders of Common Stock and may be made (a) in shares of Class A Common Stock to the record holders of Class A Common Stock and to the record holders of Class B Common Stock or (b) in shares of Class A Common Stock to the record holders of Class A Common Stock and in shares of Class B Common Stock to the record holders of Class B Common Stock and (ii) dividends or other distributions payable on the Common Stock in convertible securities or securities giving the holder a right to acquire shares of Common Stock ("Options"), other than rights issued pursuant to shareholder rights plans of the type entitling holders of rights other than an "Acquiring Person" to purchase shares or other securities at a below-market price if certain events occur (which rights may be distributed as a dividend pursuant to such a plan upon shares of either class of Common Stock without a corresponding dividend distribution upon shares of the other), shall be made to all holders of Common Stock and may be made (a) in securities convertible into Class A Common Stock or Options to acquire Class A Common Stock to the record holders of Class A Common Stock and to the record holders of Class B Common Stock or (b) in securities convertible into Class A Common Stock or Options to acquire Class A Common Stock to the record holders of Class A Common Stock and in securities convertible into Class B Common Stock and Options to acquire Class B Common Stock to the record holders of the Class B Common Stock.

C.       Splits, Subdivision, etc.

                 If the Corporation shall in any manner split, subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class of Common Stock shall be proportionally split,





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         subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Common Stock have been split, subdivided or combined.

D.       Merger, Consolidation or Share Exchange

                 In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), or a share exchange of Common Stock pursuant to a plan of share exchange as that term is used in Section 702 of the MBCA, the holders of Class A Common Stock shall be entitled to receive the same per share consideration as the per share consideration, if any, received by any holder of the Class B Common Stock in such merger, consolidation or share exchange.

E.       Distribution Upon Dissolution, etc.

                 Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the remaining net assets of the Corporation shall, subject to all of the rights of any class of stock authorized after the Effective Time ranking senior to the Common Stock in such circumstances, be distributed pro rata to the holders of the Class A Common Stock and the Class B Common Stock.

F.       Conversion

                      (i) All outstanding shares of Class A Common Stock may be converted into shares of Class B Common Stock on a share-for-share basis by the Board of Directors if, as a result of the disparate rights, preferences and limitations (or any of them) of the Class A Common Stock and the Class B Common Stock, either the Class A Common Stock or the Class B Common Stock, or both, become excluded or ineligible for trading on the New York Stock Exchange, the American Stock Exchange and all other principal national securities exchanges then in existence and also become excluded or ineligible for quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") and all other comparable national quotation systems then in existence.

                      (ii) All outstanding shares of Class A Common Stock automatically shall convert into shares of Class B Common Stock on a share-for-share basis if at any time the number of outstanding shares of Class B Common Stock as reflected on the stock transfer records of the Corporation falls below 10% of the aggregate number of outstanding shares of Class A Common Stock and of Class B Common Stock.

                      (iii) In the event of any conversion of the Class A Common Stock pursuant to either of the preceding two paragraphs, certificates which formerly represented outstanding shares of Class A Common Stock will thereafter be





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         deemed to represent a like number of shares of Class B Common Stock and all authorized shares of Common Stock shall consist of only Class B Common Stock.

G.       Class A Protection Provision

                      (i) For purposes of this Article IV, the following capitalized terms have the following meanings, respectively:

                          (a) "Covered Shares" means, with respect to any person or group, the shares of Class B Common Stock beneficially owned by such person or group other than shares of Class B Common Stock (if any) that have been acquired by such person or group in any Excluded Acquisition;

                          (b)     "Covered Share Percentage" means the
                 percentage obtained at any relevant time by dividing the Covered Shares of a person or group by the total number of shares of Class B Common Stock then issued and outstanding;

                          (c) "Excluded Acquisition" means the acquisition of shares of Common Stock at the Effective Time pursuant to the provisions of this Article IV and any other acquisition of shares of Common Stock from the Corporation (whether or not for consideration) or from any person by operation of law (including but not limited to the laws of descent and distribution), by will, by gift or by foreclosure of a security interest given to secure a bona fide loan;

                          (d) "Threshold Percentage" means 10% or any higher percentage evenly divisible by 5.

                      (ii) If any person or group acquires beneficial ownership of any shares of Class B Common Stock such that upon such acquisition the Covered Share Percentage of such person or group equals or exceeds any Threshold Percentage which it did not equal or exceed immediately prior to such acquisition and does not then beneficially own shares of Class A Common Stock (other than shares of Class A Common Stock (if any) acquired by such person or group in an Excluded Acquisition) amounting to a percentage of the Class A Common Stock then issued and outstanding equal to or in excess of the Covered Share Percentage of such person or group (a "Significant Shareholder"), such Significant Shareholder must, within ninety days after the date of such acquisition (the "Acquisition Date"), make, and must thereafter consummate, a public cash tender offer to acquire additional shares of Class A Common Stock as hereafter provided in this Subsection G of Article IV (a "Class A Protection Transaction").

                    (iii) In each Class A Protection Transaction, the Significant Shareholder must make a public tender offer in





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         compliance with all applicable laws and regulations to acquire that number of shares of Class A Common Stock determined by (a) multiplying such Significant Shareholder's Covered Share Percentage by the total number of shares of Class A Common Stock issued and outstanding on the Acquisition Date and (b) subtracting therefrom the total number of shares of Class A Common Stock (other than any acquired by the Significant Shareholder in an Excluded Acquisition) beneficially owned by such Significant Shareholder on the Acquisition Date. The Significant Shareholder must acquire all of such shares which are validly tendered and not withdrawn; provided, however, that if the number of shares of Class A Common Stock tendered to the Significant Shareholder exceeds the number of shares required to be acquired pursuant to the formula set forth in this clause (iii), the number of shares of Class A Common Stock required to be purchased from each tendering holder shall be pro rata in proportion to the number of shares of Class A Common Stock validly tendered and not withdrawn by all tendering holders.

                      (iv) The offer price for any shares of Class A Common Stock required to be purchased by a Significant Shareholder pursuant hereto shall be at least equal to the greater of (a) the highest price per share paid by the Significant Shareholder (including, in the case of a Significant Shareholder which is a group, any member thereof) for any Covered Share in the six-month period ending on the Acquisition Date or (b) the highest bid price quoted for a share of Class B Common Stock (or, if higher, for a share of Class A Common Stock) on the NASDAQ National Market System (or such other exchange or quotation system as is then the principal trading market for such shares) on the Acquisition Date. In the event that the Significant Shareholder has acquired Covered Shares in the six-month period ending on the Acquisition Date for consideration other than cash, the per share value of such consideration shall be as determined in good faith by the Board of Directors.

                      (v) Unless and until a Significant Shareholder, either makes an offer required by this Subsection G of Article IV and purchases shares validly tendered and not withdrawn, if any (after proration, if applicable), or divests beneficial ownership of sufficient shares of Class B Common Stock to cause the total number of Covered Shares then beneficially owned by the Significant Shareholder to be no greater than the number of Covered Shares which such Significant Shareholder could have owned on the Acquisition Date without becoming required to engage in a Class A Protection Transaction, such Significant Shareholder shall not be entitled to vote or direct the vote of any Covered Shares then or thereafter beneficially owned by such Significant Shareholder.





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                      (vi)        In the event that a proposal is submitted for
         vote of the shareholders of the Corporation during the ninety-day period during which a Significant Shareholder is required to initiate a Class A Protection Transaction and such Significant Shareholder has not, prior to the record date for determining shareholders entitled to vote on such proposal, completed such Class A Protection Transaction, such Significant Shareholder shall not be entitled to vote or direct the vote of any Covered Shares of Class B Common Stock beneficially owned by such Significant Shareholder, with respect to such proposal.

                      (vii) Discharge by a Significant Shareholder of such Significant Shareholder's obligation to engage in a Class A Protection Transaction arising as a result of any acquisition by such Significant Shareholder shall not relieve such Significant Shareholder from any obligation to engage in a Class A Protection Transaction arising as a result of any other acquisition by such Significant Shareholder. An increase in any Covered Share Percentage resulting solely from a decrease in the total number of shares of Class B Common Stock issued and outstanding shall not constitute an "acquisition" for any purpose under this Subsection G of this Article IV.

                      (viii) All calculations with respect to percentage of ownership of issued and outstanding shares of either class of Common Stock shall be based upon the numbers of issued and outstanding shares reported by the Corporation in the last filed with the Securities and Exchange Commission of the Corporation's most recent annual, quarterly, current or Form 10-C report or definitive proxy statement filed pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), in which outstanding shares of such class are reported.

                      (ix)        For purposes of this Subsection G of this
         Article IV, the term "person" shall mean a person as defined in
         Section 3(a)(9) of the 1934 Act, "beneficial ownership" shall be determined in accordance with Rule 13d-3 promulgated under the 1934 Act or any successor regulation, the term "group" shall mean a group as described in Rule 13d-5 promulgated under the 1934 Act or any successor regulation, and the formation of a group hereunder shall have the effect described in paragraph (b) of said Rule 13d-5 or any successor regulation. Anything hereinabove to the contrary notwithstanding, however: (a) relationships by blood or marriage between or among two or more persons shall not be deemed to constitute any of such persons a member of a group with any other such persons;
         (b) action taken or agreed to be taken by any person acting in his official capacity as an officer or director of the Corporation shall not be deemed to constitute such person a member of a group with any other person, and (c) formation of a group shall not constitute an acquisition by the group (or any member thereof) of beneficial





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         ownership of any shares of Class B Common Stock beneficially owned by any member of such group and acquired by such group member in an Excluded Acquisition.

H.       No Preemptive Rights

                 No holder of any shares of the capital stock of the Corporation shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of shares of the capital stock of the Corporation of any kind or class whatsoever, or of any stock or other securities convertible into or otherwise affording any right to acquire any shares of capital stock of any kind or class whatsoever, whether now or hereafter authorized, and whether issued for cash or any other consideration, or (except as provided in Subsection B of this Article IV) by way of dividend or other distribution, and the Corporation may issue shares of capital stock, or other securities convertible into shares of capital stock, or warrants, options or other rights to acquire shares of capital stock, without first offering the same or any of the same to the holders of shares of capital stock of any kind or class, in such manner, upon such terms and conditions, for such consideration and to such persons, natural or other, as the Board of Directors of the Corporation shall from time to time determine and decide.

I.       Other Matters

                      (i) The Board of Directors shall have the power to issue and sell all or any part of any class of stock herein or hereafter authorized, from time to time, and at such time or times, in such amounts and manner to such persons, firms, associations or corporations, and for such consideration whether in cash, property or otherwise, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law.

                      (ii) The Board of Directors shall have the power to purchase any class of stock herein or hereafter authorized from time to time, and at such time or times, in such amounts and manner from such persons, firms, associations or corporations, and for such consideration, whether in cash, property or otherwise, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law."





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